EXHIBIT 99.1
CONTACT:
Brian Levine
Public Relations
561/438-2895
Brian.Levine@officedepot.com
OFFICE DEPOT ANNOUNCES ACQUISITION OF MAJORITY STAKE IN
LEADING OFFICE PRODUCTS SUPPLIER IN CHINA
     Delray Beach, Fla., September 28, 2006 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today announced that it has entered into a definitive agreement to acquire a controlling interest in AsiaEC, one of the largest dealers of office products and services in China. Financial terms of the acquisition were not disclosed.
     AsiaEC is headquartered in Beijing and has offices in Shanghai, Guangzhou, and Shenzhen. The company has 500 employees supporting its contract sales, direct mail, and internet businesses, and currently operates in the four markets listed above. AsiaEC’s customer offerings include office supplies, technology, furniture, custom printing and promotional items, and business services.
     “AsiaEC is a leader in delivering a wide range of products and services to businesses, including to multinational corporations operating in China,” said Charles Brown, President, Office Depot International. “This acquisition gives Office Depot a significant presence in the fast growing Chinese market, and allows us to further leverage our operations in Japan and South Korea to enhance our competitive position within this increasingly important region.”
     “Both AsiaEC and Office Depot are committed to a customer-centric framework that delivers the products and services businesses need to be successful in the marketplace,” said Tim Liu, a Founder and CEO of AsiaEC. “Combining Office Depot’s multi-channel sales expertise with AsiaEC’s proven, scalable business infrastructure will give customers throughout China an even wider array of solutions.”
     AsiaEC will operate under the Office Depot International Division. Liu will report to Teddy Chung, Senior Vice President & Managing Director, Asia.
     About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
     Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of nearly $15 billion, and employs approximately 50,000 associates around the world. Currently, the Company sells to customers in 36 countries, and has affiliates in another five.
     Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of July 1, 2006, Office Depot had 1,071 retail stores in North America as well as stores that are either company-owned, licensed or franchised in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With over $3.8 billion in online sales, the Company is also one of the world’s largest e-commerce retailers.
     Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.